Exhibit 99.1

U.S. Gold Corp. Announces the sale of its interest in the Maggie Creek Property for $2.75 million to Nevada Gold Mines LLC (Barrick (61.5%) and Newmont (38.5%) and retains a potential royalty

Cheyenne, WY, November 10, 2022 – U.S. Gold Corp. (NASDAQ: USAU) (“U.S. Gold,” the “Company,” “we,” “our” or “us”), a gold exploration and development company, announces the execution on November 9, 2022 of a transaction related to the Maggie Creek Property among Nevada Gold Mines LLC (“NGM”), Orogen Royalties Inc. (“Orogen”), and U.S. Gold (the “Transaction”).

The Transaction

Renaissance Exploration, Inc. (“RenEx”), which is an indirect wholly-owned subsidiary of Orogen, and the Company’s wholly-owned subsidiary, Orevada Metals, Inc. (“Orevada”), are parties to an Exploration Earn-In Agreement dated February 19, 2019 (the “Original Earn-In Agreement”), pursuant to which Orevada, by making certain payments and incurring certain exploration expenditures, has the right to earn at least a 50% interest and up to a 70% interest in the Maggie Creek Property, owned by RenEx, in Eureka County, Nevada.

Pursuant to an Assignment and Assumption Agreement dated November 9, 2022, among NGM, Orogen, RenEx, U.S. Gold, and Orevada, U.S. Gold caused Orevada to assign its interest in the Original Earn-In Agreement to NGM. Simultaneous with that assignment, NGM and RenEx entered into an Amended and Restated Exploration Earn-In Agreement, pursuant to which NGM can earn a 100% interest in the Maggie Creek Property (the “NGM Option”).

As consideration for the assignment of the Original Earn-In Agreement to NGM, U.S. Gold received an upfront cash payment of $2.75 million dollars from NGM, and NGM agreed that if it exercises the NGM Option and acquires the Maggie Creek Property, it will grant to U.S. Gold a 0.5% Net Smelter Returns royalty on all gold and other recovered and saleable minerals from the Maggie Creek Property (the “U.S. Gold Royalty”), pursuant to a separate royalty agreement (the U.S. Gold Royalty Agreement”) between NGM and U.S. Gold, the terms of which have been fully agreed as part of the Transaction. Under the U.S. Gold Royalty Agreement, NGM will have the right to buy back one-half of the U.S. Gold Royalty (reducing the royalty to 0.25% of Net Smelter Returns) for a fixed price of $500,000. In addition, the U.S. Gold Royalty Agreement will provide that U.S. Gold waives the first $800,000 of production royalty payments owed to it, regardless of whether NGM exercises its buy-back rights. Under the U.S. Gold Royalty Agreement, NGM will also have a right of first refusal to purchase the U.S. Gold Royalty if U.S. Gold decides to sell that royalty.

1807 Capitol Avenue Cheyenne WY, 82001	www.usgoldcorp.gold ir@usgoldcorp.com +1-800-557-4550

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Commenting on the transaction, George Bee, President and CEO of U.S. Gold, said, “While we have spent the last two years with a laser focus on moving our CK Gold Project along the path to development, we have not lost sight of the excellent exploration portfolio the Company holds. In 2021, we drilled two holes at the south end of our Maggie Creek exploration project. While we knew that we had potential along the entire length of the claims, we followed the reasoning of our then Chief Geologist, Ken Coleman, that the geologic horizon hosting the large gold endowment was a stone’s throw away at NGM’s Gold Quarry Mine and might be within reach on the Maggie Creek Project. Previously, the consensus was that structures along the Carlin Trend had put important gold-bearing host horizons beyond reasonable reach. The holes drilled by U.S. Gold intersected the Popovich Formation, the primary host of Carlin-style gold mineralization and returned anomalous gold and significant elemental anomalies known to be associated with the most enriched gold deposits in the area. We believe all that remains is to vector into what could be significant occurrences of gold mineralization, judging the extent of the alteration and pathfinder elements, through further exploration.”

Mr. Bee went on to say, “Such exploration is very costly and, for U.S. Gold, drilling Maggie Creek comes at a time when there is not a great deal of appetite in the capital markets to fund the resource sector and exploration in particular. We believe that pursuing deeper high-grade mineralization is best conducted by NGM, who have decades of experience on the Carlin Trend and understand the gold occurrences in the target horizons. We are content to have played a part in what we believe will be another extension to the prolific Carlin Trend, to have recovered more than our investment in the Maggie Creek property, and retained an interest, via a production royalty, for our shareholders in what we hope will be future exploration success. Furthermore, we can now focus exploration efforts on our Keystone property, a 100% owned 20-square mile land package on the Battle Mountain Eureka/Cortez Trend, a highly prospective area just 10 miles on trend from the NGM Cortez Complex.”

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded, U.S.-focused gold exploration and development company. U.S. Gold Corp. has a portfolio of exploration properties. The CK Gold Project is located in Southeast Wyoming and has a Preliminary Feasibility Study technical report, which was completed by Gustavson Associates, LLC. Keystone and Maggie Creek are exploration properties on the Cortez and Carlin Trends in Nevada. The Challis Gold Project is located in Idaho. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold.

1807 Capitol Avenue Cheyenne WY, 82001	www.usgoldcorp.gold ir@usgoldcorp.com +1-800-557-4550

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Safe Harbor

Certain statements in this shareholder letter are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on U.S. Gold Corp.’s current expectations, and actual results could differ materially from such statements, including statements related to significant occurrences of gold mineralization on the Maggie Creek Project and royalties to be paid to U.S. Gold upon future exploration success at the project. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: the prevailing market conditions for metal prices and mining industry cost inputs, environmental and regulatory risks, COVID-19 risks, risks faced by junior companies generally engaged in exploration activities, whether U.S. Gold Corp. will be able to raise sufficient capital to implement future drilling programs, the success or failure of future drilling programs, changes to assumptions contained in the PEA, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company makes no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold

1807 Capitol Avenue Cheyenne WY, 82001	www.usgoldcorp.gold ir@usgoldcorp.com +1-800-557-4550

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